Contact:
Adam Bergman
Adam.Bergman@advanceautoparts.com

Direct	540-561-8450
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS RECORD FIRST QUARTER EPS OF $0.68
 Comparable Store Sales Up 3.9%, Earnings Meet Low End of Company Guidance

ROANOKE, Va., May 18, 2006— Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced record revenue and earnings for its fiscal first quarter ended April 22, 2006.

Earnings per diluted share for the first quarter were $0.68, compared to $0.63 last year, an increase of 8%, on top of a 39% increase in last year’s first quarter. First quarter results include approximately $0.03 per share of stock-option expense, whereas results in last year’s quarter do not include pro forma stock-option expense of approximately $0.02 per share. Adjusted for comparable treatment of stock options, adjusted EPS grew 11% compared to last year. (All per-share amounts referenced in this release reflect the Company’s 3-for-2 stock split, which took effect September 26, 2005).

In the first quarter, sales increased to $1.39 billion from $1.26 billion last year, a 10.7% increase. Same-store sales increased 3.9% in the quarter, comprised of 0.5% do-it-yourself (DIY) same-store sales and 16.3% do-it-for-me (DIFM) same-store sales. The 3.9% same-store sales increase compares to a 9.2% increase in last year’s first quarter.

First quarter sales reflect the previously announced slow start to the quarter, somewhat offset by stronger sales in the latter part of the quarter.

“I am disappointed that sales came in at the low end of our mid-single-digit comp guidance,” said Mike Coppola, chairman and CEO, “and as a result, earnings per share were also disappointing, coming in at the low end of our guidance of $0.68 to $0.71. Higher energy prices and higher interest rates are reducing consumers’ discretionary income. In addition, very mild winter weather unfavorably impacted first quarter sales. Our team is working diligently on a large number of sales-enhancing initiatives, and focusing as well on curtailing selected expenses in non-sales-related areas.”

ADVANCE AUTO PARTS REPORTS RECORD EPS FOR FIRST QUARTER 2006
May 18, 2006

First quarter gross margin was 47.8% of sales, equal to last year, which was up 137 basis points over the prior year.

First quarter selling, general and administrative (SG&A) expenses were 38.7% of sales, compared to 38.2% in first quarter 2005. Non-comparable stock-option expense impacted SG&A in this year’s quarter by 36 basis points. This year’s SG&A rate also reflects the cost of the company’s store manager conference, held every other year, which exceeded 30 basis points. In addition, SG&A includes approximately 20 basis points of unplanned expenses related to the resolution of certain legal matters and property damage costs.

The quarter’s income tax rate was 36.6%, and benefited from the resolution of certain tax contingencies. The company anticipates its tax rate to be in the range of 38.0% to 38.2% for the balance of 2006.

“While first quarter DIY sales did not materialize to the extent we would have liked, the internal drivers of our business remain solid,” Coppola added. “Our in-stock percentage is at an all-time high, and our average transaction size is also at a record level, all of which tells us that Advance is doing a good job fulfilling customers’ expectations. Additionally, our commercial business continues to perform well, with sales on-plan. Our focus is to maximize our results for the balance of 2006.”

Store Information
During the first quarter, the Company opened 58 new stores, closed three stores, relocated 11 existing stores, and remodeled 65 stores to the Company’s innovative 2010 format. The Company is raising its guidance for new-store openings in 2006 to a range of 185 to 195, compared to previous guidance for 170 to 180 new stores. At quarter end, the Company operated 2,927 stores in 40 states, Puerto Rico and the Virgin Islands, of which 1,661 are the Company’s innovative 2010-format stores.

2006 Guidance
Due to the current macroeconomic environment that is affecting our customers, the Company is forecasting comp-store sales to be in the range of 3% to 5% for the remainder of 2006. The Company forecasts operating margin improvement for the balance of the year, and therefore continues to target 2006 earnings per diluted share in the range of $2.37 to $2.47. 2006 results will include approximately $0.12 per share of stock-option expense in accordance with new accounting requirements, whereas 2005 results did not include such expenses. For second quarter 2006, the Company forecasts 3% to 5% comps and earnings per diluted share in the range of $0.65 to $0.68, inclusive of approximately $0.03 of stock-option expense. Last year’s second quarter EPS of $0.60 do not include stock-option expense of approximately $0.02 per share. Through the first three weeks of the quarter, comps have run consistent with first quarter’s run-rate. For the year, the Company continues to expect capital expenditures to be in the range of $260 million to $280 million.

ADVANCE AUTO PARTS REPORTS RECORD EPS FOR FIRST QUARTER 2006
May 18, 2006

Annual Meeting Announcements
The Company held its annual meeting of stockholders on May 17, 2006. At the meeting, stockholders:
•	Elected the following individuals to the Company’s Board of Directors:
▪	John C. Brouillard
▪	Lawrence P. Castellani
▪	Michael N. Coppola
▪	Darren R. Jackson
▪	Nicholas J. LaHowchic
▪	William S. Oglesby
▪	Gilbert T. Ray
▪	Carlos A. Saladrigas
▪	William L. Salter
▪	Francesca M. Spinelli
•	Ratified the audit committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

Following the stockholders’ meeting, the Board of Directors unanimously elected Michael Coppola to serve as Chairman of the Board, in addition to his current responsibilities as President and CEO.

“It has been my privilege to serve Advance Auto Parts as its CEO, and more recently as Chairman of the Board,” Larry Castellani said. “I look forward to continuing to serve the company as a board member. Meanwhile, I couldn’t be more enthusiastic that Mike Coppola will guide this company both operationally and strategically, in his additional role of Chairman of the Board. Mike’s leadership, extensive retail experience, and the quality team supporting him are propelling Advance to be best-in-class.”

Quarterly Dividend
The Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on July 7, 2006 to stockholders of record as of June 23, 2006.

Investor Conference Call
The Company will host a conference call on May 18, 2006, at 8:00 a.m. Eastern Daylight Time to discuss its quarterly results. To listen to the live call, please log on to www.advanceautoparts.com, or dial (866) 800-8651. The call will be archived on the Company’s website www.advanceautoparts.com until May 17, 2007.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of April 22, 2006, the Company operated 2,927 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

ADVANCE AUTO PARTS REPORTS RECORD EPS FOR FIRST QUARTER 2006
May 18, 2006

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including new-store growth, the impact of stock-option expensing, gross margin and SG&A rates, capital expenditures, tax rate, comparable-store sales and earnings per share for second-quarter 2006 and fiscal year 2006. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 31, 2005, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 22,	December 31,	April 23,
	2006	2005	2005

Assets

Current assets:
Cash and cash equivalents	$55,350	$40,783	$131,688
Receivables, net	84,779	94,689	91,233
Inventories, net	1,420,889	1,367,099	1,309,297
Other current assets	28,742	45,369	26,284
Total current assets	1,589,760	1,547,940	1,558,502

Property and equipment, net	932,455	898,851	810,342
Assets held for sale	5,106	8,198	17,407
Goodwill	67,208	67,094	2,705
Other assets, net	21,199	20,066	17,427
	$2,615,728	$2,542,149	$2,406,383

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$21,923	$50,170	$21,588
Current portion of long-term debt	35,261	32,760	31,950
Financed vendor accounts payable	125,433	119,351	95,431
Accounts payable	696,559	629,248	676,626
Accrued expenses	282,916	265,437	240,146
Other current liabilities	46,786	44,498	70,101
Total current liabilities	1,208,878	1,141,464	1,135,842

Long-term debt	395,343	406,040	430,125
Other long-term liabilities	72,002	74,874	80,928
Total stockholders' equity	939,505	919,771	759,488
	$2,615,728	$2,542,149	$2,406,383

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment," (SFAS 123R) as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 22, 2006 and April 23, 2005
(in thousands, except per share data)
(unaudited)

	April 22,	April 23,
	2006	2005

Net sales	$1,393,010	$1,258,364

Cost of sales, including purchasing and warehousing costs	727,842	657,433

Gross profit	665,168	600,931

Stock option compensation	5,045	-
Selling, general and administrative expenses	533,825	480,717

Operating income	126,298	120,214

Other, net:
Interest expense	(10,163)	(8,911)
Other income, net	620	320
Total other, net	(9,543)	(8,591)

Income before provision for income taxes	116,755	111,623

Provision for income taxes	42,674	42,976

Net income	$74,081	$68,647

Basic earnings per share	0.69	0.64
Diluted earnings per share ( a )	0.68	0.63

Average common shares outstanding ( b )	107,879	107,261
Dilutive effect of stock options	1,376	1,894
Average common shares outstanding - assuming dilution	109,255	109,155

( a )
Diluted earnings per share include $0.03 of stock option expense for the sixteen weeks ended April 22, 2006. The sixteen weeks ended April 23, 2005 do not include stock option expense. On a pro forma basis, stock option expense for the sixteen weeks ended April 23, 2005 was $0.02 per diluted share.

( b )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At April 22, 2006 and April 23, 2005, we had 106,960 and 107,438 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 22, 2006 and April 23, 2005
(in thousands)
(unaudited)

	April 22,	April 23,
	2006	2005
Cash flows from operating activities:
Net income	$74,081	$68,647
Depreciation and amortization	39,833	35,010
Stock-based compensation	5,045	-
Benefit for deferred income taxes	(1,163)	(2,640)
Excess tax benefit from stock-based compensation	(2,663)	-
Tax benefit related to exercise of stock options	-	4,062
Other non-cash adjustments to net income	366	565
Decrease (increase) in:
Receivables, net	9,716	10,736
Inventories, net	(53,790)	(107,847)
Other assets	15,454	(8,558)
Increase in:
Accounts payable	67,311	88,678
Accrued expenses	10,130	40,791
Other liabilities	1,974	3,957
Net cash provided by operating activities	166,294	133,401

Cash flows from investing activities:
Purchases of property and equipment	(77,954)	(59,497)
Proceeds from sales of property and equipment	5,111	1,414
Net cash used in investing activities	(72,843)	(58,083)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(28,247)	1,404
Increase in financed vendor accounts payable	6,082	38,535
Dividends paid	(6,479)	-
Net payments on credit facilities	(8,196)	(7,925)
Proceeds from the insuance of common stock, primarily exercise
of stock options	8,576	7,804
Excess tax benefit from stock-based compensation	2,663	-
Repurchase of common stock	(53,327)	(42,978)
Increase in borrowings secured by trade receivables	44	3,209
Net cash (used in) provided by financing activities	(78,884)	49

Net increase in cash and cash equivalents	14,567	75,367
Cash and cash equivalents, beginning of period	40,783	56,321
Cash and cash equivalents, end of period	$55,350	$131,688

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 22, 2006 and April 23, 2005
(in thousands)
(unaudited)

		April 22,	April 23,
		2006	2005

Cash flows from operating activities		$166,294	$133,401
Cash flows used in investing activities		(72,843)	(58,083)
		93,451	75,318

Increase in financed vendor accounts payable		6,082	38,535

Free cash flow		$99,533	$113,853

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

	April 22,	April 23,	%
	2006	2005	increase

Diluted earnings per share	$0.68	$0.63	8%
Pro forma stock option compensation	-	(0.02)
Adjusted diluted earnings per share	$0.68	$0.61	11%

Note: Management believes adjusted diluted earnings per share is useful to our stockholders as it presents a more comparable measure of our earnings results since the adoption of SFAS 123R as of January 1, 2006. Adjusted diluted earnings per share is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of operations.